Exhibit 99.1

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

COMPANY CONTACTS:

Kenneth H. Traub
President and Chief Executive Officer
Tel. (609) 632-0800
KTRAUB@ABNH.COM

Mark J. Bonney
Executive Vice President and Chief Financial Officer
Tel. (609) 632-0800
MBONNEY@ABNH.COM

AMERICAN BANK NOTE HOLOGRAPHICS REPORTS
THIRD QUARTER FINANCIAL RESULTS

Robbinsville, NJ—November 14, 2006—American Bank Note Holographics, Inc. (“ABNH” or the “Company”) (OTC Bulletin Board: ABHH) a world leader in the origination, production and marketing of holograms for security applications, today announced financial results for the third quarter and nine months ended September 30, 2006.

Sales in the third quarter of 2006 were $6.6 million compared with $9.0 million in the third quarter of 2005, a decrease of $2.4 million or 27%.  Sales for the first nine months of 2006 totaled $24.9 million compared with $22.2 million for the first nine months of 2005, an increase of $2.7 million or 12%.

Net income for the third quarter of 2006 was $0.7 million, or $0.04 per fully diluted share versus $1.1 million, or $0.06 per fully diluted share, for the third quarter of 2005.  Net income for the first nine months of 2006 was $2.7 million, or $0.14 per fully diluted share versus $2.2 million, or $0.11 per fully diluted share, for the first nine months of 2005.

Kenneth H. Traub, President and CEO of ABNH, commented, “As we previously reported, sales declined this quarter from the year earlier as a result of the cessation of the Visa HoloMag™ program. Despite this we were able to generate net income of $0.7 million in the quarter and we ended the quarter with over $13 million in cash and no debt.”

About American Bank Note Holographics, Inc.

American Bank Note Holographics is a world leader in the origination, production, and marketing of holograms.  The Company’s products are used primarily for security applications such as counterfeiting protection of transaction cards, identity documents, documents of value, pharmaceuticals and other consumer and industrial products. The Company’s headquarters is in Robbinsville, NJ. For more information, visit www.abnh.com.

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ABNH Forward-Looking Statement

Certain statements contained in this release, including without limitation, statements containing the words “believes,” “intends,” “expects,” “anticipates,” and words of similar import, constitute “forward-looking statements” within the meaning of the private securities litigation reform act of 1995.  Such forward-looking statements are based on current management expectations. Numerous factors, including those disclosed herein, those related to transaction card industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005), may cause results to differ materially from those anticipated in the forward-looking statements.  Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

This release and prior releases are available on the ABNH website at www.abnh.com.

-Financial Tables to Follow-

ABNH REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS/3

AMERICAN BANK NOTE HOLOGRAPHICS, INC.
BALANCE SHEETS—UNAUDITED
(In thousands, except share data)

	September 30, 2006	December 31, 2005

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,524	$9,114
Accounts receivable, net of allowance for doubtful accounts of $400 and $500	4,109	6,019
Inventories, net	2,160	2,940
Deferred income taxes, net	1,428	2,968
Prepaid expenses and other	436	331
Income tax receivable	1,090	401
Total current assets	22,747	21,773
MACHINERY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS—Net of accumulated depreciation and amortization of $9,470 and $8,852	6,306	7,224
DEFERRED INCOME TAXES, NET	275	411
OTHER ASSETS	108	76
TOTAL ASSETS	$29,436	$29,484

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILTIES:
Accounts payable	$1,808	$3,820
Accrued expenses	3,055	3,834
Customer advances	111	204
Income taxes payable	—	359
Total current liabilities	4,974	8,217
LONG-TERM LIABILTIES	1,383	1,957
Total liabilities	6,357	10,174

COMMITMENTS AND CONTINGENCIES
STOCKHOLDRS’ EQUITY:
Preferred stock, authorized 5,000,000 shares; no shares issued or outstanding	—	—
Common stock, par value $.01 per share, authorized 40,000,000 shares; issued and outstanding 18,936,703 shares and 18,715,469 shares	190	187
Additional paid-in capital	25,657	24,729
Unearned compensation on restricted stock	—	(96)
Accumulated deficit	(2,768)	(5,510)
Total Stockholders’ Equity	23,079	19,310
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$29,436	$29,484

ABNH REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS/4

AMERICAN BANK NOTE HOLOGRAPHICS, INC.
STATEMENTS OF OPERATIONS—UNAUDITED
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
REVENUE:
Sales	$6,556	$8,959	$24,914	$22,216
Royalty income	—	—	—	10
Total revenue	6,556	8,959	24,914	22,226

COSTS AND EXPENSES:
Cost of goods sold, excluding depreciation andamortization	3,297	4,227	11,892	10,187
Selling and administrative	1,949	2,239	7,080	6,370
Research and development	367	291	1,303	872
Depreciation and amortization	142	127	593	755
Facility consolidation	(101)	278	13	600
Total costs and expenses	5,654	7,162	20,881	18,784

Operating income	902	1,797	4,033	3,442

OTHER INCOME:
Interest	143	61	347	183

INCOME BEFORE PROVISION FOR INCOME TAXES	1,045	1,858	4,380	3,625

PROVISION FOR INCOME TAXES	304	742	1,638	1,449

NET INCOME	$741	$1,116	$2,742	$2,176

NET INCOME PER SHARE:
Basic	$0.04	$0.06	$0.15	$0.12
Diluted	$0.04	$0.06	$0.14	$0.11

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	18,908	18,618	18,877	18,562
Diluted	19,505	19,576	19,591	19,363